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                                                                   Exhibit 10.47

                                  June 14, 2006

Mr. Daryl G. Brewster
Chief Executive Officer
Krispy Kreme Doughnuts, Inc.
370 Knollwood Street, Suite 500
Winston-Salem, NC 27103

Dear Daryl:

This letter confirms the engagement of Kroll Zolfo Cooper LLC ("KZC") by Krispy Kreme Doughnuts, Inc. ("KKD" or the "Company") to provide consulting services.

As you are aware, we have been providing interim management services to KKD under a Services Agreement dated January 18, 2005. As you are also aware, Stephen Cooper and Steven Panagos resigned their positions as officers of KKD on June 14, 2006. We understand that you have requested that KZC continue to provide services to the Company in an advisory capacity. In connection with this situation, you have requested us to provide the following professional services:

1. Advise and assist management with its franchisee financial restructuring efforts, debt collection efforts, sale of equity interests and its reduction and/or elimination of guarantee obligations.

2. Advise and assist management with amendments to standard Development and Franchise Agreements.

3.    Facilitate communications between franchisees and senior management.

4. Advise and assist management in addressing operating issues with individual franchisees, as required.

5.    Advise and assist management with regular reporting to the Board.

6. Provide assistance to management in connection with cash management, including cash-flow forecasting and review and approval of disbursements.

7. Advise and assist senior operations management with store reporting issues, in developing and monitoring performance metrics, and in formulating and implementing performance improvement plans in individual company markets.

8.    Such other services as you request and we agree to perform.

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In addition to the specific services listed above that we will perform, we understand that we will participate, at your request and to the extent appropriate, in meetings and discussions with the Company, the Bank Group, other creditor constituencies, and with their respective professionals.

Our work will be performed on a "level-of-effort" basis; that is, the depth of our analyses and extent of our authentication of the information on which our advice to you will be predicated may be limited in some respects due to the extent and sufficiency of available information, time constraints dictated by the circumstances of our engagement, and other factors. Moreover, we do not contemplate examining any such information in accordance with generally accepted auditing or attestation standards. Rather, it is understood that, in general, we are to rely on information disclosed or supplied to us by employees and representatives of the Company without audit or other detailed verification of their accuracy and validity.

We currently anticipate that our work as advisors to KKD will commence upon execution of this engagement letter.

It is our intention to work closely with you throughout our engagement. Regular discussions with you of our engagement should facilitate our progress and provide you with relevant information and an ongoing opportunity to confirm or request that we modify the scope of our engagement to best serve your objectives.

In order for us to perform our services, it will be necessary for our personnel to have access to the Company's facilities and to certain books, records and reports of the Company. In addition, we will need to have discussions with Company management and certain other personnel. We will perform our services in a manner that will permit the business operations of the Company to proceed in an orderly fashion, subject to the requirements of this engagement. We understand that the Company has agreed to cooperate with our personnel and to make available to us its personnel and its books, records and other data sources relevant to our needs.

We will submit periodic oral and/or written reports summarizing our evaluations and analyses based on our work pursuant to this engagement letter. Our reports will encompass only matters that come to our attention in the course of our work that we perceive to be significant in relation to the objectives of our engagement. However, because of the time and scope limitations implicit in our engagement and the related limitations on the depth of our analyses and the extent of our verification of information, we may not discover all such matters or perceive their significance. Accordingly, we will be unable to and will not provide assurances in our reports concerning the integrity of the information used in our analyses and on which our findings and advice to you may be based. In addition, we will state that we have no obligation to and will not update our reports or extend our activities beyond the scope set forth herein unless you request and we agree to do so.

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We understand that the Company has agreed to treat any information received from
KZC, whether orally or in writing, with utmost confidentiality, and except as provided in this letter, will not publish, distribute or disclose in any manner any information developed by or received from us without our prior written approval. Such approval shall not be unreasonably withheld. Our approval is not needed if either the information sought is required to be disclosed by process of law or regulation or stock exchange requirement or such information is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation.

We agree that all information, not publicly available, which is received by us from you or the Company in connection with this engagement will be treated confidentially by our Firm, except as required by process of law, required to be disclosed, as a reportable relationship, in any of KZC's Bankruptcy Court retentions, or as authorized by you.

Our fees for the services set forth above will be based on the hours charged at our standard hourly rates that are in effect when the services are rendered; our rates generally are revised semi-annually. Our current hourly rates in effect as of January 1, 2006, and which are scheduled to be revised effective July 1, 2006, are as follows:

Managing Directors                                                 $  630 - $760
Professional Staff                                                 $  125 - $625
Support Personnel                                                  $   50 - $225

You hereby understand and agree that from time to time we utilize employees of our parent, Kroll, Inc. and its other subsidiaries. In that event, their rates are consistent with the rates charged by KZC personnel.

We will also be reimbursed for our reasonable out-of-pocket expenses including, but not limited to, costs of reproduction, typing, computer usage, our legal counsel (including legal counsel retained to draft and enforce this engagement letter), any applicable state sales or excise taxes and other direct expenses. Additionally, certain employees of KZC, individually and/or jointly through separate entities and through KZC, own and/or charter private aircraft. In the event that owned or chartered aircraft is used, the Company will be charged the applicable first class or coach fare prevailing on or about the date of travel.

During a conversation in August, 2006, you and Steve Cooper discussed and agreed upon a number of matters related to this engagement, as follows:

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1.    You indicated that it is your intent to use Andy Howley ("Howley") and
      Scott Robertson ("Robertson") on this engagement on a full-time basis at least through January 31, 2007. As a result, we have agreed to dedicate these two (2) staff members (or their replacements, as indicated herein) for your ongoing KKD efforts to perform services under this engagement for as long as Howley and Robertson are employees of KZC. Should Howley or Robertson become separated from employment with KZC for any reason, we will assign a replacement professional staff person for each of Howley and Robertson, at least through January 31, 2007, and thereafter so long as the scope items above are outstanding and you continue to request our services.

2. As agreed, for the services of Howley and Robertson or their replacements, as set forth above, we will invoice KKD monthly. Each month we will apply a credit on the invoice to the Company against our actual professional fees (but not expenses) incurred in the amount of $56,250 for each of Howley and Robertson, in aggregate of $112,500 for each month during the period July 1, 2006 through January 31, 2007 (the "Credit").

            a. If at any point during the period July 1, 2006 through January 31, 2007, you cease to use the services of Howley and/or Robertson, or their replacements, through no fault, action or inaction of KZC, then the Credit shall be reduced by $56,250 for each individual no longer required by the Company and, the staff you no longer require will be re-assigned, and that portion of the Credit will not be reinstated.

            b. If at any point during the period July 1, 2006 through January 31, 2007, KZC is unable or unwilling to provide the services of Howley and/or Robertson or their replacements, as set forth above, then in the event there is any unused credit for any month during this period due to the fact that the actual fees of Howley and Robertson, collectively, do not reach the maximum credit amount of $112,500, then the unused portion of the credit for such month shall be credited against the Receivable (as defined in item number 3 below).

3. Additionally, the Company acknowledges that the aggregate net past due receivable due to KZC is $1,398,317.61, for professional fees and expenses incurred for the period January 18, 2005 through June 30, 2006 (the "Receivable"). The Company agrees to pay KZC the Receivable in five equal payments of $279,663.52, beginning on the invoice generated in August of 2006 and continuing for five consecutive months thereafter. Further, by signing this letter, the parties agree that this agreement on the payment of the Receivable is in full settlement of the Receivable, and all monies paid to KZC on account and on retainer from the beginning of time until June 30, 2006.

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Upon full payment of the Receivable, in accordance with the terms described above, KKD shall (i) release KZC from any and all actions or claims by the Company related to the professional fees and expenses incurred by KZC through June 30, 2006, and (ii) KZC shall release KKD from any and all actions or claims by KZC related to the professional fees and expenses incurred by KZC through June 30, 2006.

The parties hereto agree that the agreement to provide Credit and agreement on the payment of the Receivable are mutually exclusive and payment of any invoice that contains a Credit, set forth in number 2 above, shall not affect the payment of the Receivable, set forth in number 3 above.

The Company agrees to pay our invoices immediately upon receipt. The Company hereby further agrees that in the event any invoice is not timely paid within thirty (30) days of issuance, the Credit shall be reversed and the full amount of the actual hours, times the standard billing rates incurred for the work performed during the period July 1, 2006 through January 31, 2007, shall be billed, and the unpaid portion of Receivable shall become immediately due and payable. In the event of a payment default, KKD hereby waives all defenses to the fees and expenses due to KZC.

You acknowledge and agree that the hours worked, the results achieved and the ultimate benefit to the Company of the work performed in connection with this engagement may be variable and that the Company and KZC have taken this into account in setting the fees hereunder. No fee payable to any other person or entity by the Company or any other party shall affect any fee payable to KZC hereunder.

You agree that if any of the employees of KZC are required to testify at any administrative or judicial proceeding relating to this matter, prepare for and appear at a deposition or produce documents at any time after the expiration or termination of this engagement letter at any administrative or judicial proceeding relating to any services provided by KZC, our Firm will be compensated by you for our associated time charges at our regular hourly rates, in effect at the time, and reimbursed for reasonable out-of-pocket expenses, including counsel fees, unless KZC is found liable for gross negligence or willful misconduct.

We confirm that no employee of KZC has any financial interest or business connection with the Company. However, in the case of public companies, KZC employees may own publicly traded shares and bonds. Additionally, we have run an initial conflict check through Kroll Inc.'s database, which is an internal computer database containing names of individuals and entities that are present or recent former clients of Kroll, Inc. and its' subsidiaries, including KZC. Marsh & McLennan Companies Inc. ("MMC"), KZC's indirect parent, and its non-Kroll subsidiaries and affiliates do not maintain a conflict checking system, and we do not presently check for conflicts against MMC and its non-Kroll subsidiaries and affiliates. Based upon the information presently available, we are aware of no conflicts in connection with this engagement. It is understood and agreed that KZC may accept the representation of other persons whose general business interest may compete with Client's interests or be adverse to Client's interest, so long as there is no actual or direct conflict of interest.

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During the term of this engagement period ending January 31, 2007, the Company hereby agrees to promptly notify KZC if it extends (or solicits the possible interest in receiving) an offer of employment to an employee or principal of KZC and agrees that it will pay KZC a cash fee, upon hiring, equal to 150% of the aggregate first year's annualized compensation, including any guaranteed or target bonus, to be paid by the Company to KZC's former principal or employee that the Company hires. Additionally, the Company will immediately forfeit its rights to receive the Credit, and the Receivable shall become immediately due and payable (each as defined above in Section 2 and 3).

In the event that the Company extends (or solicits the possible interest in receiving) an offer of employment to an employee or principal of KZC, after January 31, 2007 and for a period up to one year from the conclusion of this engagement, the Company agrees to pay KZC a cash fee, upon hiring, equal to 100% of the aggregate first year's annualized compensation, including any guaranteed or target bonus, to be paid by the Company to KZC's former principal or employee that the Company hires..

The Company agrees to indemnify and hold harmless KZC against any and all losses, claims, damages, liabilities, penalties, judgments, awards, costs, fees, expenses and disbursements including, without limitation, the costs, fees, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which KZC is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with the engagement of KZC by the Company or any services rendered pursuant to such engagement, unless there is a final non-appealable order of a Court of competent jurisdiction finding KZC directly liable for gross negligence or willful misconduct. These indemnification provisions extend to the employees, representatives, agents and counsel of KZC. KZC shall provide KKD with prompt notice of any claim under this paragraph. KKD and KZC shall jointly control any settlement on any action for which KZC seeks indemnity; provided, however, that KKD shall be entitled on its own to effect the settlement of any pending or threatened proceeding so long as such settlement (i) includes an unconditional release of KZC, in form and substance reasonably satisfactory to KZC, from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of KZC.

The Company agrees that KZC and its personnel will not be liable to the Company for any claims, liabilities, or expenses relating to this engagement in excess of the fees paid by them to KZC pursuant to this engagement, unless there is a final non-appealable order of a Court of competent jurisdiction finding KZC directly liable for gross negligence or willful misconduct. In no event will KZC or its personnel be liable for consequential, special, indirect, incidental, punitive or exemplary loss, damages or expenses relating to this engagement. These limitations on liability and indemnification provisions extend to the employees, representatives, agents and counsel of KZC.

The limitation on liability and indemnification contained in this engagement letter shall survive the completion or termination of this engagement.

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The Company agrees that neither it nor any of its assignees or successors shall
(a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of or in connection with the engagement of KZC by the Company or any services rendered pursuant to such engagement, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived, unless such consolidation is mandatory. The provisions of this paragraph have been fully discussed by the Company and KZC and these provisions shall be subject to no exceptions. Neither party has agreed with or represented to the other that the provisions of this section will not be fully enforced in all instances.

The Company hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to the engagement of KZC by the Company or any services rendered pursuant to such engagement, to the non-exclusive general jurisdiction of the Courts of the State of New York, the Courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected in any matter permitted by law and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive or consequential damages.

Notwithstanding anything to the contrary contained herein, KZC shall have the right to disclose its retention by the Company or the successful completion of its services hereunder in advertisements describing its services placed, at its own expense, in financial and other newspapers or otherwise.

This engagement letter shall be construed and interpreted in accordance with the internal laws of the State of New York, without regard to conflict of any principles.

If any provision of this engagement letter is invalid or unenforceable, the remainder of this engagement letter shall not be affected.

This engagement letter may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

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We look forward to working with you on this important matter. Please return a copy of this engagement letter, signed in the space provided to signify your agreement with the terms and provisions herein. If you have any questions, please call Steve Panagos at (212) 561-4055.

                                             Very truly yours,

                                             /s/ Kroll Zolfo Cooper
                                             -----------------------------------
                                             Kroll Zolfo Cooper LLC

Agreed by:

KRISPY KREME DOUGHNUTS, INC.

/s/ Daryl G. Brewster
--------------------------------------------
Name: Daryl G. Brewster
Title: President and Chief Executive Officer

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